Putnam Government Money Market Fund
9/30/16 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  2
Class B	  *
Class C	  *
Class G	  *
Class I   *
Class M   *

*amount represents less than 1

72DD2 (000s omitted)

Class P   *
Class R	  *
Class T   *

*amount represents less than 1

73A1

Class A	  0.000047
Class B	  0.000030
Class C	  0.000030
Class G	  0.000009
Class I   0.000047
Class M   0.000030

73A2

Class P   0.000047
Class R	  0.000030
Class T   0.000030


74U1  (000s omitted)

Class A	  51,943
Class B	  24
Class C	  182
Class G	  28,798
Class I   10
Class M   1,136

74U2  (000s omitted)

Class P   10,000
Class R	  329
Class T   16



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 77H

On August 2, 2016, The Putnam Retirement Plans purchased 24,847,405 shares of the Fund which represented 56.9% of the Fund on that date. On September 2, 2016, due to an increase in the number of outstanding shares of the Fund, The Putnam Retirement Plans 24,755,655 shares of the Fund represented 10.4% of the total shares outstanding on that date. On September 29, 2016, due to a decrease in the number of outstanding shares of the Fund, The Putnam Retirement Plans 24,253,231 shares of the Fund represented 27.0% of the total shares outstanding on that date. At September 30, 2016, these same shares represented 26.2% of the outstanding shares of the Fund.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.